EXHIBIT 99

Name and Address of Reporting Person:

Garry K. McGuire

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

12/01/2006

I. Garry K. McGuire

On December 1, 2006, pursuant to a Rule 10b5-1 plan previously entered into by the reporting person, 67,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold at prices ranging from $12.57 to $12.79 per share.  Set forth below is a list of sales that were executed along with the corresponding selling prices:

Quantity   Price

4900   12.69

1500   12.61

5500   12.67

2800   12.70

400   12.78

600   12.77

100   12.79

4200   12.71

2800   12.75

1200   12.76

2500   12.74

3800   12.72

2000   12.73

10800   12.68

6100   12.66

7200   12.65

2700   12.64

2500   12.62

2200   12.63

1300   12.59

1600   12.58

300   12.57

II. McGuire Family Ventures, LLC

On December 1, 2006, 21,549 shares of common stock were sold by this entity pursuant to a Rule 10b5-1 Plan entered into prior to the date of the transaction and at prices ranging from $12.57 to $12.78 per share.  Set forth below is a list of sales that were executed along with the corresponding selling prices:

Quantity  Price

2100   12.67

1000   12.75

200   12.77

300   12.76

800   12.73

800   12.74

1149   12.72

100   12.78

800   12.70

3400   12.68

1300   12.71

1600   12.69

500   12.61

1700   12.66

2500   12.65

700   12.64

900   12.63

700   12.62

400   12.59

500   12.58

100   12.57